Exhibit 99.1

For More Information, Contact:

James E. Fickenscher/Chief Financial Officer	Gregory Gin
Auxilium Pharmaceuticals, Inc.	Lazar Partners, Ltd.
(484) 321-5900	(212) 867-1762
jfickenscher@auxilium.com	ggin@lazarpartners.com

Auxilium Pharmaceuticals, Inc. Announces Fourth Quarter and Full

Year 2006 Financial Results, as well as Guidance for 2007

Full Year 2006 Net Revenues Increase by 60% to $68.5 Million

2007 Net Revenues Expected to be in the Range of $88 Million to $92 Million

MALVERN, PA (February 15, 2007) – Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced financial results for the fourth quarter and year ended December 31, 2006. The Company also highlighted important commercial and clinical development progress during the year 2006 and provided 2007 guidance.

For the quarter ended December 31, 2006, Auxilium reported net revenues of $19.5 million compared to net revenues of $12.9 million in the fourth quarter of 2005, an increase of 51%. For fiscal year 2006, net revenues totaled $68.5 million compared to net revenues of $42.8 million for the full year 2005, an increase of 60%.

For the quarter ended December 31, 2006, Auxilium reported a net loss of $(12.8) million compared to a net loss of $(11.0) million for the comparable period in 2005. For the year ended December 31, 2006, Auxilium’s net loss was $(45.9) million, compared to a net loss of $(38.3) million for the comparable period in 2005.

“Thanks to the exemplary efforts of our employees, 2006 was a very good year for Auxilium as we made significant progress in growing Testim® and continued to make progress in the development of AA4500, our injectable collagenase enzyme.” said Armando Anido, Chief Executive Officer and President of Auxilium. “We are focusing our efforts in 2007 on resuming clinical trials for AA4500 and building upon Testim’s growth in 2006 through our expanded sales force.”

2006 Highlights:

Testim®:

•	Net revenues were up 60% over the prior year to $68.5 million.

•	Total prescriptions for the testosterone replacement gel market segment grew 13.7% in 2006 according to National Prescription Audit (“NPA”) data from IMS, a leading market research firm.

•	Testim’s market share of the gel segment reached 18.3% in December 2006 versus 16.3% in December 2005 according to IMS.

•

The Company expanded its sales force to approximately 150 representatives after mutually agreeing with Oscient Pharmaceuticals Corp. to terminate their co-promotion agreement effective August 31, 2006.

AA4500:

•

The Company announced results of a pivotal randomized, placebo-controlled, double-blind study of AA4500 that showed that a local injection of AA4500 was highly effective (91% success in primary endpoint) in the treatment of Dupuytren’s contracture.

•	The Company announced data from two phase II trials showing that AA4500 appeared to be effective and generally well tolerated in treating patients with Peyronie’s disease.

•

The Company leased a 50,000 square foot state-of-the-art manufacturing facility to produce the active ingredient for AA4500 and completed the transfer of manufacturing technology from the previous third party manufacturer.

•

In December 2006, the Company temporarily suspended the dosing of patients in the Company’s ongoing phase III trials for AA4500 for the treatment of Dupuytren’s contracture in response to an issue related to the manufacture of clinical supplies.

Other Highlights:

•

In October 2006, the Company reallocated resources to its lead development project, AA4500, after discontinuing the development of the current formulation of TestoFilm™, its testosterone replacement transmucosal film product candidate for the treatment of hypogonadism.

•	In the third quarter of 2006, the Company raised approximately $43.3 million in net proceeds from the sale of 5.5 million shares of its common stock to institutional investors.

•	In November 2006, the Company was included in the NASDAQ Biotechnology Index®.

•	Armando Anido joined Auxilium as Chief Executive and President and member of the Board of Directors on July 17, 2006.

2007 Guidance

Financial Guidance

For 2007, Auxilium anticipates that:

•	net revenues will be in the range of $88 million to $92 million;

•	research and development spending will be in the range of $38 million to $42 million, which includes $1 million to $2 million of stock-based compensation cost;

•	selling, general and administrative expenses will be in the range of $74 million to $77 million, which includes $6 million to $7 million of stock-based compensation cost;

•	net loss for 2007 will be in the range of $40 million to $44 million; and

•	total stock-based compensation expense is expected to be in the range of $7 million to $9 million.

Research and Development Milestones

Auxilium expects to:

- resume the phase III clinical trials for AA4500 for the treatment of Dupuytren’s contracture in the fourth quarter of 2007; and

- initiate the phase IIb clinical trials for AA4500 for the treatment of Peyronie’s disease in the fourth quarter of 2007.

Information concerning select assumptions will be discussed during the conference call today, February 15, 2006 at 10:00 a.m. ET.

Fourth Quarter 2006 Financial Highlights

For the quarter ended December 31, 2006, Auxilium reported net revenues of $19.5 million compared to net revenues of $12.9 million in the fourth quarter of 2005, an increase of 51%. Included in net revenues for the fourth quarter of 2006 are revenues of $0.6 million representing a previously received non-refundable up-front payment that was forfeited upon the mutual termination of a distribution agreement with Bayer, Inc. for Canada.

The net loss for the fourth quarter of 2006 was $(12.8) million, or $(0.36) per share, compared to a net loss of $(11.0) million, or $(0.38) per share, reported for the fourth quarter of 2005. As of January 1, 2006, the Company implemented Statement of Financial Accounting Standard No. 123R (SFAS 123R) which requires companies to estimate on grant date the fair value of share based payment awards to employees and directors, and record compensation expense in their financial statements. The Company’s financial statements for periods prior to 2006 do not include any SFAS 123R costs related to employee or director stock options. As a result of adoption of SFAS 123R, the net loss for the fourth quarter of 2006 includes additional stock-based compensation expense of $1.0 million, or $(0.03) per share.

Gross margin on net revenues was 74.5% for the quarter ended December 31, 2006 compared to 70.1% for the comparable periods in 2005. Gross margin reflects the cost of product sold as well as royalty payments made to the Company’s licensor on the sales of Testim. The improvement in gross margin principally reflects the year-over-year price increases, a reduction in the royalty rate paid to the Company’s licensor, and manufacturing cost reductions, as well as the $0.6 million revenue benefit from the mutual termination of a distribution agreement.

Research and development spending for the quarter ended December 31, 2006 was $12.2 million, compared to $6.5 million for 2005. The increase in research and development costs was primarily due to the increased spending for development and manufacturing scale up for AA4500 and the cost of $1.1 million to amend the manufacturing agreement with Cobra Biologics Ltd., partially offset by a reduction in spending on Phase IV studies for Testim.

Selling, general and administrative costs for the quarter ended December 31, 2006 were $15.8 million, compared to $13.5 million in the comparable 2005 period. The increase was primarily due to higher investment in promotional spending for Testim, including the cost of increasing our sales force to approximately 150 representatives, pre-launch marketing for AA4500, and the additional stock-based compensation expense resulting from the adoption of SFAS 123R.

Results for the fourth quarter of 2005 included non-cash expense of $0.7 million associated with the market value change of equity warrants issued in 2005 that were initially accounted for as liabilities. On December 30, 2005, Auxilium amended all of the share purchase agreements with the warrant holders in such a manner that the warrants were permanently re-classified into the equity section of the balance sheet. No such amounts were recorded in 2006.

As of December 31, 2006, Auxilium had $54.7 million in cash, cash equivalents and short-term investments, compared to $67.4 million at September 30, 2006.

Full Year 2006 Financial Detail

For fiscal year 2006, net revenues totaled $68.5 million compared to net revenues of $42.8 million for the year 2005, an increase of 60%. Net revenues for 2006 include one-time benefits of $1.2 million recorded in the first quarter upon adoption of the wholesaler method of revenue recognition and of $0.6 million recorded in the fourth quarter representing a previously received non-refundable up-front payment that was forfeited upon the mutual termination of a distribution agreement.

Auxilium reported a net loss for 2006 of $(45.9) million, or $(1.48) per share, compared to a net loss of $(38.3) million, or $(1.54) per share, for 2005. The 2006 net loss was reduced by a one-time benefit of $0.7 million, or $0.02 per share, resulting from the change to the wholesaler method of revenue recognition. As a result of adoption of SFAS 123R, the net loss for 2006 also includes additional stock-based compensation expense of $2.6 million, or $(0.08) per share.

Gross margin on net revenues was 74.2 % for 2006, compared to 69.4 % for 2005. Gross margin reflects the cost of product sold as well as royalty payments made to the Company’s licensor on the sales of Testim. The improvement in gross margin principally reflects the year-over-year price increases, a reduction in the royalty rate paid to the Company’s licensor, and manufacturing cost reductions.

Research and development costs for 2006 were $37.9 million compared with $24.3 million in the year ago period. The increase in research and development expense for 2006 versus 2005 was primarily due to the increased spending for development and manufacturing scale up for AA4500, and the investment in developing TestoFilm prior to discontinuance of its development in October 2006. These increases in spending were partially offset by a reduction in spending on Phase IV studies for Testim.

Selling, general and administrative expenses totaled $61.3 million for the year ended December 31, 2006, compared with $43.9 million for the year-ago period. The increase was primarily due to higher investment in promotional spending, including the costs associated with Auxilium’s co-promotion agreement with Oscient Pharmaceuticals Corp. which started in May 2005 and was terminated in September 2006 at a cost of $1.8 million and the cost of increasing our sales force to approximately 150 representatives, pre-launch marketing for AA4500, and the additional stock-based compensation expense resulting from the adoption of SFAS 123R.

Conference Call

Auxilium will hold a conference call today, February 15, at 10:00 a.m. EST, to discuss fourth quarter and full year 2006 results, as well as the guidance it has provided for 2007. The conference call will be simultaneously web cast on Auxilium’s web site and archived for future review until March 1, 2007.

Conference call details:
Date:	Thursday, February 15, 2007
Time:	10:00 a.m. ET
Dial-in (U.S.):	877-704-5382
Dial-in (International):	913-312-1296
Web cast:	http://www.auxilium.com

To access an audio replay of the call:
Access number (U.S.):	888-203-1112
Access number (International):	719-457-0820
Conference ID#:	8147510

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing to urologists, endocrinologists, orthopedists and select primary care physicians. Auxilium markets Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism through its approximately 190-person sales and marketing team. Auxilium has four projects in clinical development. Auxilium believes that AA4500, an injectable enzyme, is in phase III of development for the treatment of Dupuytren’s contracture and is in phase II of development for the treatment of Peyronie’s disease and Frozen Shoulder Syndrome (Adhesive Capsulitis). Auxilium’s transmucosal film product candidate for the treatment of overactive bladder (AA4010) is in phase I of development. The Company is currently seeking a partner to further develop this product candidate. Auxilium has two pain products using its transmucosal film delivery system in pre-clinical development. Auxilium has rights to six additional pain products and products for hormone replacement and urologic disease using its transmucosal film delivery system, and options to all indications using AA4500 for non-topical formulations. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In addition to historical facts or statements of current condition, this release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding:

•

Auxilium’s expected financial performance during 2007 and the financial milestones that it may achieve for 2007, including 2007 net revenues, research and development spending, selling, general and administrative expenses, and net loss;

•	the timing for the commencement or resumption of various clinical trials for Auxilium’s product candidates during 2007, if at all;

•	the effect of market awareness on Testim’s growth;

•	planned capital expenditures; and

•	the drivers of Testim sales and market share growth.

Forward-looking statements often address Auxilium’s expected future financial position or business strategy and plans and objectives of management for future operations, and often contain the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect” and similar expressions. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to:

•	the success of research and development activities;

•	difficulties or delays in manufacturing;

•	the performance of third-party manufacturers and suppliers;

•	decisions by regulatory authorities as to whether and when to approve drug applications;

•	decisions by regulatory authorities as to whether and when to proceed to the next phase of clinical trials;

•	legislative and regulatory action in the jurisdictions in which Auxilium markets or seeks to market its products;

•	claims and concerns that may arise regarding the safety or efficacy of its products; and

•	growth in costs or expenses.

A more detailed list and description of the risks and uncertainties that Auxilium faces may be found under the heading “Risk Factors” in Auxilium’s Form-10-K for the year ended December 31, 2005, and Form 10-Q for the quarterly period ended September 30, 2006, each of which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

-Tables to Follow-

AUXILIUM PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Net revenues	$19,485	$12,938	$68,490	$42,804

Operating expenses:
Cost of goods sold	4,971	3,863	17,692	13,119
Research and development*	12,223	6,450	37,900	24,301
Selling, general, and administrative*	15,777	13,508	61,277	43,935

Total operating expenses	32,971	23,821	116,869	81,355

Loss from operations	(13,486)	(10,883)	(48,379)	(38,551)
Interest income (expense), net	730	572	2,429	1,496
Other income (expense), net	(2)	(738)	2	(1,203)

Net loss	$(12,758)	$(11,049)	$(45,948)	$(38,258)

Basic and diluted net loss per common share	$(0.36)	$(0.38)	$(1.48)	$(1.54)

Weighted average common shares outstanding	35,234,484	29,129,000	30,956,889	24,913,087

*includes the following amounts of stock-based compensation expense:
Research and development	$165	$—	$397	$—
Selling, general, and administrative	916	40	2,685	272

Total stock compensation expense	$1,081	$40	$3,082	$272

Condensed Balance Sheets

(In thousands)

(Unaudited)

	As of December 31,
	2006	2005
Cash, cash equivalents and short term investments	$54,744	$56,730
Working capital	46,819	47,052
Total assets	76,759	72,695
Long-term liabilities	11,737	11,578
Total stockholders’ equity	42,329	39,873